                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ____________


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934



                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                      FEBRUARY 4, 2002 (JANUARY 31, 2002)


                             UNITED STATIONERS INC.
               (Exact name of Registrant as specified in charter)

           DELAWARE                     000-10653               36-3141189
 (State or other jurisdiction    (Commission file number)    (I.R.S. employer
      of incorporation)                                     identification no.)

                          UNITED STATIONERS SUPPLY CO.
               (Exact name of Registrant as specified in charter)

          ILLINOIS                       33-59811               36-2431718
(State or other jurisdiction     (Commission file number)    (I.R.S. employer
     of incorporation)                                      identification no.)


              2200 EAST GOLF ROAD
             DES PLAINES, ILLINOIS                              60016-1267
    (Address of Principal Executive Offices)                    (Zip Code)


       Registrants' telephone number, including area code: (847) 699-5000

                                  ____________

             UNITED STATIONERS INC. AND UNITED STATIONERS SUPPLY CO.




ITEM 5.  OTHER EVENTS

         On January 31, 2002, United Stationers Inc. reported net sales for the year ended December 31, 2001 of $3.9 billion, basically flat with the prior year. Net income was $57.0 million, including a third-quarter pre-tax restructuring charge of $47.6 million ($31.7 million cash and $15.9 million non-cash), compared with net income of $92.2 million in 2000, which includes a pre-tax extraordinary charge of $10.7 million for early retirement of debt. Earnings per share were $1.68 in 2001 including the restructuring charge of $0.85 per share, compared with 2000 earnings per share of $2.65, including the extraordinary charge of $0.19 per share. Excluding the restructuring charge, earnings per share for 2001 were $2.53, compared with $2.84 in 2000, excluding the extraordinary charge. The company's cash flow from operations and working capital reached approximately $200 million in 2001.

         Net sales for the fourth quarter ended December 31, 2001 were $936.3 million, down 5.5% compared with $990.5 million in the prior-year quarter. Net income for the quarter was $19.5 million, compared with $25.5 million in the same quarter last year. Earnings per share for the fourth quarter were $0.57, compared with $0.74 in the prior-year quarter.



ITEM 7.  EXHIBITS

Exhibit 99.1
         Press release issued by the Company on January 31, 2002.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          United Stationers Inc.
                          United Stationers Supply Co.


Dated:  February 4, 2002      By: /s/ Kathleen S. Dvorak
                              -------------------------------------------------
                              Kathleen S. Dvorak
                              Senior Vice President and Chief Financial Officer